Exhibit 99.7

For information contact Mary Beth Higgins

Herbst Gaming

(702) 740-4576

HERBST GAMING REPORTS THIRD QUARTER EARNINGS

(LAS VEGAS) November 6, 2007 — Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the three months and nine months ended September 30, 2007.

The Company reported net revenues of $583.6 million for the nine months ended September 30, 2007, an increase of 38.4%, or $161.8 million, compared with $421.8 million in the prior year’s first nine months.  The Company recorded a net loss of $34.1 million for the nine months ended September 30, 2007, compared with net income of $36.7 million in the prior year’s first nine months.  The loss was primarily a result of the impact of the smoking ban on our route operations in Nevada, a decline in revenues at the Company’s Lakeside, Iowa property and lower than anticipated revenues at the Company’s newly acquired Primm properties. The results for the nine months also included two non-cash adjustments totaling $7.1 million. Approximately $3.9 million of this loss was a result of a non-cash charge to earnings related to the change in the value of an interest rate swap the Company employs for managing its interest costs, and $3.2 million of this loss was a result of a non-cash charge related to the recognition of the impairment of two of the Company’s space lease contracts due to recent contract amendments.  The Company’s Consolidated EBITDA (as defined below) was $80.0 million for the nine months ended September 30, 2007, a decrease of 13.7%, or $12.6 million, compared with Consolidated EBITDA of $92.6 million for the same period in 2006.

The Company reported net revenues of $219.0 million for the three months ended September 30, 2007, an increase of 58.6%, or $80.9 million, compared with $138.1 million in the prior year’s third quarter.  The Company recorded a net loss of $28.9 million for the three months ended September 30, 2007, compared with net income of $8.2 million in the prior year’s third quarter. The loss was primarily a result of the impact of the smoking ban on our route operations in Nevada during the quarter, a decline in revenues at the Company’s Lakeside, Iowa property and lower than anticipated revenues at the Company’s newly acquired Primm properties. The results for the quarter also included two non-cash adjustments totaling $13.9 million.  Approximately $10.7 million of this loss was a result of a non-cash charge to earnings related to the change in the value of an interest rate swap the Company employs for managing its interest costs, and $3.2 million of this loss was a result of a non-cash charge related to the recognition of the impairment of two of the Company’s space lease contracts due to recent contract amendments.  The Company’s Consolidated EBITDA was $28.8 million for the three months ended September 30, 2007, an increase of 3.2%, or $0.9 million, compared with Consolidated EBITDA of $27.9 million for the same period in 2006.

The numbers for the first nine months ended September 30, 2007 included approximately six months of the results of the operations of the three casinos located in Primm, Nevada, acquired on April 10, 2007.

The nine month results also include the operations Sands Regent casinos located in northern Nevada acquired on January 3, 2007.

The Company also announced the successful completion of the renegotiations of a majority of its largest space lease contracts to reduce the rate of rent for the space leased under such contracts. Based upon the amount paid by the Company with respect to the renegotiated contracts over the past twelve months, the Company  estimates the reduced rates of rent will lead to annual savings of approximately $20 million. Several of these rent reductions became effective on August 1, 2007. As a part of these renegotiations, the Company sought and obtained, extended termination dates under these space lease contracts. Consequently, the average remaining life of these contracts increased, on a revenue weighted basis, from approximately 2.3 years to approximately 4.1 years.

See footnote (7) to “Selected Financial Information” below for a detailed definition of Consolidated EBITDA and a discussion of the reasons the Company uses Consolidated EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2007 financial results on Thursday, November 8, 2007 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 638-5495, PIN No. 74261974.  International participants dial (617) 614-3946.

A replay of the call will be available beginning one hour after the completion of the call and until Wednesday 14, November, 2007 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 13170590. International participants dial (617) 801-6888.  A copy of the third quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
	(dollars in thousands)
Income Statement Data
Revenues
Route operations	$83,730	$66,072	$261,624	$212,541
Casino operations
Nevada	23,255	102,004	71,164	241,224
Other states	36,007	36,439	105,689	108,036
Other	3,309	32,808	7,509	68,809
Total revenues	146,301	237,323	445,986	630,610
Promotional allowances — route	(23)	(11)	(60)	(47)
Promotional allowances — casino
Nevada	(3,305)	(12,663)	(9,870)	(31,036)
Other states	(4,877)	(5,655)	(14,256)	(15,931)
	(8,205)	(18,329)	(24,186)	(47,014)
Net revenues	138,096	218,994	421,800	583,596
Cost of revenues
Route operations	66,546	58,232	202,926	187,321
Casino operations
Nevada	16,307	77,513	47,874	175,571
Other states	22,006	23,098	65,375	67,808
Other operations	2,247	26,129	4,403	55,932
Depreciation and amortization	9,764	17,448	27,253	46,448
General and administrative (3)	3,321	5,416	9,166	17,903
Loss on Impairment of Assets	—	(3,165)	—	(3,165)

Total costs and expenses	120,191	211,001	356,997	554,148
Income from operations	17,905	7,993	64,803	29,448
Interest income	183	216	579	894
Interest expense	(9,888)	(26,441)	(28,674)	(60,533)
Increase in value of derivative instruments	—	(10,665)	—	(3,924)

Net income	$8,200	$(28,897)	$36,708	(34,115)

	December 31,		September 30,
	2006		2007
	(dollars in thousands)
Balance Sheet Data
Cash and cash equivalents	$65,640		$136,709
Total assets	$568,450		$1,193,185
Total debt (1)	$522,618		$1,152,951
Stockholders’ equity (deficiency)	$18,771		($25,644)

	Nine months ended September 30,
	2006		2007
Other data:
Ratio of earnings to fixed charges (2)	2.5	X	0.6	X
Net cash provided by operating activities	$70,888		$27,898
Net cash used in investing activities	$(65,396)		$(567,044)
Net cash provided by (used in) financing activities	$(7,235)		$610,215
Capital expenditures	$53,870		$25,280

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
	(dollars in thousands)
Route EBITDA (4)	$17,161	$7,829	$58,638	$25,173
Casino EBITDA (5)
Nevada (5)	3,643	11,828	13,420	34,617
Other states (5)	9,124	7,686	26,058	24,297

Other and Corporate Adjusted (6)	(2,076)	1,479	(5,481)	(4,132)
Consolidated EBITDA (7)	$27,852	$28,822	$92,635	$79,955

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges.  Fixed charges consist of interest expensed and capitalized.

(3)          Effective January 1, 2007, we have changed the classification of certain costs from general and administrative to route and casino operations.  The 2006 amounts have been reclassified to be consistent with the current classification and have no impact on net income.

	Three months ended September 30,		Nine months ended September 30,
	revised	Previously reported	revised	Previously reported
	2006	2006	2006	2006
	(dollars in thousands)

Costs and expenses:
Route operations	$66,546	$66,251	$202,927	$202,018
Casino operations	38,314	37,323	113,249	110,453
General and administrative	3,320	4,606	9,165	12,870

(4)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(5)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(6)          Other and Corporate Adjusted consists of other non-gaming revenues, general and administrative expenses and interest income.

(7)          Consolidated EBITDA consists of the Company’s consolidated net income plus depreciation and amortization,   interest expense (net of capitalized interest) and non-cash charges due to loss on impairment of assets and decrease in value of derivative instruments.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
	(dollars in thousands)		(dollars in thousands)

Net Income (loss)	$8,200	$(28,897)	$36,708	$(34,115)
Interest expense	9,888	26,441	28,674	60,533
Depreciation and amortization	9,764	17,448	27,253	46,448
Loss on impairment of assets	—	3,165	—	3,165
Decrease in value of derivative instruments	—	10,665	—	3,924
Consolidated EBITDA	$27,852	$28,822	$92,635	$79,955